Smart Balance Completes Acquisition of Udi’s Healthy Foods, LLC

Closes New Senior Secured Credit Facility

Expected to Accelerate Organic Growth Rate & Diversify Mix to Natural Brands

Paramus, N.J. (July 2, 2012) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced it completed its previously announced acquisition of Udi’s Healthy Foods, LLC (Udi’s) for $125 million in cash from majority unit holder Hubson Acquisition, LLC, an affiliate of E&A Industries based in Indianapolis, the family of founder Udi Bar-on, and other minority unit holders. Total consideration, including transaction fees and other ordinary related adjustments, was approximately $126 million in cash, subject to a final working capital adjustment.

The acquisition, as well as the refinancing of existing outstanding debt, was financed with the proceeds of a new $280 million senior secured credit facility. The facility, which has an overall effective interest rate of approximately 7.5% is comprised of a $240 million term loan scheduled to mature in July of 2018 and a $40 million revolving credit facility scheduled to mature on June 30, 2017. As of the close of the transaction, the Company’s net debt is approximately $237 million.

The credit agreement, which includes the specific terms and covenants governing the Company's credit facility, will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Commenting on the announcement, Chairman and Chief Executive Officer Stephen Hughes stated, “We are excited to include Udi’s Healthy Foods in our portfolio of health and wellness brands and believe this transaction to be transformational to our company, as it positions Smart Balance as a leader in gluten-free, accelerates our growth rate, and further diversifies our mix toward high-growth natural brands. As a result, we expect the Company’s organic revenue growth rate to accelerate, and we look forward to providing our initial outlook on Udi’s in connection with our second quarter call on August 2, 2012.”

BMO Capital Markets and Citigroup acted as joint-lead arrangers in financing the transaction.

The Company granted option awards for a total of 957,500 shares of common stock to 65 of Udi’s employees as an inducement to join the Company in connection with the acquisition. The awards were granted under a newly adopted Smart Balance, Inc. 2012 Inducement Award Plan. The options have a ten year term and an exercise price equal to the fair market value of Company common stock on the date of grant. The options vest in four equal annual installments beginning on July 2, 2013, the first anniversary of the grant date.

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Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including (i) the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or industry; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino business and realize the expected benefits of the Glutino acquisition; operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs; (ii) the Company’s ability to successfully integrate and operate the Udi’s business and realize the expected benefits of the Udi’s acquisition; potential changes to future tax rates; unexpected costs, charges, liabilities, or expenses resulting from the transaction; potential adverse reactions or changes in business relationships resulting from the transaction; and the possibility that Udi's growth may occur at a rate less than the Company anticipates; and (iii) those other risks and uncertainties set forth in the Company’s filings with the SEC.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The Company’s health and wellness platform consists of four brands that target specific consumer needs:  Smart Balance for heart healthier diets; Glutino and Udi’s for gluten-free diets; Earth Balance for plant-based diets; and Bestlife for weight management.  The Company markets the Smart Balance line of products, which avoids trans-fats naturally and balances fats and/or reduces saturated fats, such as Smart Balance® Buttery Spreads and Enhanced Milks.  The Company’s Glutino and Udi’s brands are trusted pioneers and leaders in the gluten-free category, with a wide variety of great-tasting gluten-free foods consumers trust across a number of product categories, such as Glutino® Pretzel Twists and Breakfast Bars and Udi’s Gluten Free Breads.  The Company markets the Earth Balance line of non-GMO plant-based products, which include Earth Balance® Buttery Spreads, Nut Butters and Soy Milks.  The Company also markets weight management products under the Bestlife brand, which include Bestlife™ Buttery Spreads and Sticks.  For more information about Smart Balance, Inc., please visit www.smartbalance.com.

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About Udi’s Healthy Foods, LLC

Udi’s Healthy Foods LLC (Udi’s) is a leader in the fast growing market for gluten-free foods in North America. Udi’s markets a diversified and growing range of gluten-free products under the well recognized Udi’s Gluten Free Foods brand in the retail market, and since mid-2011, food service channels. Udi’s Gluten Free Foods is a leading brand in gluten-free bread and bakery products. In addition, Udi’s markets other gluten-free products in the frozen pizza and granola categories.

Media Contact:	Investor Contact:
Brent Burkhardt	Carole Buyers, CFA
TBC Public Relations	Senior Vice President Investor Relations
bburkhardt@tbc.us	& Business Development
410-986-1303	Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152

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